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                            CLAYMORE SECURITIES, INC.
                             WAIVER RELIANCE LETTER


                                      As of April 23, 2003

Advent Claymore Convertible Securities and Income Fund
1065 Avenue of the Americas, 31st Floor
New York, New York  10018


Ladies and Gentlemen:

          Claymore Securities, Inc. (the "Servicing Agent") and Advent Claymore Convertible Securities and Income Fund (the "Trust"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended, have entered into a Servicing Agreement, dated as of April 23, 2003 (the "Servicing Agreement"), pursuant to which the Servicing Agent has agreed to furnish investment advisory services to the Trust on the terms and subject to the conditions of the Servicing Agreement.

          The Servicing Agreement provides, among other things, that the Trust will pay to the Servicing Agent as full compensation for all shareholder servicing services rendered by the Servicing Agent to the Trust under the Servicing Agreement a monthly fee in arrears at an annual rate equal to (i) 0.21% of the average weekly value of the Trust's Managed Assets (as defined in the Trust's Advisory Agreement) (calculated monthly) if the Managed Assets of the Trust is greater than $250 million or (ii) 0.20% of the average weekly value of the Trust's Managed Assets (calculated monthly) if the Managed Assets of the Trust is $250 million or less (such fee being referred to herein as the "Servicing Fee"). The Servicing Agent understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Servicing Fee.

          If the average weekly value of the Managed Assets of the Trust (calculated monthly) is greater than $250 million, for the period from the commencement of the Trust's operations through April 30, 2004, and for the twelve

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month periods ending April 30 in each indicated year during the term of the
Servicing Agreement, the Servicing Agent will waive receipt of certain payments that would be expenses of the Trust in the amount determined by applying the following annual rates to the average weekly value of the Trust's Managed
Assets:

 PERIOD ENDING                        PERIOD ENDING
 APRIL 30            WAIVER           APRIL 30          WAIVER
 --------            ------           --------          ------
 2004                 0.08%           2008              0.085%
 2005                0.085%           2009              0.065%
 2006                0.085%           2010              0.040%
 2007                0.085%           2011              0.010%

          If the average weekly value of the Managed Assets of the Trust (calculated monthly) is $250 million or less, for the period from the commencement of the Trust's operations through April 30, 2004, and for the twelve month periods ending April 30 in each indicated year during the term of the Servicing Agreement, the Servicing Agent will waive receipt of certain payments that would be expenses of the Trust in the amount determined by applying the following annual rates to the average weekly value of the Trust's Managed Assets:

 PERIOD ENDING                      PERIOD ENDING
 APRIL 30            WAIVER         APRIL 30             WAIVER
 --------            ------         --------             ------
 2004                0.175%         2008                 0.175%
 2005                0.175%         2009                 0.130%
 2006                0.175%         2010                 0.070%
 2007                0.175%         2011                 0.020%

          The Servicing Agent intends to cease to so waive receipt of payments upon the earlier of (a) April 30, 2011 or (b) termination of the Servicing Agreement.

          Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Servicing Agent.

                                        Sincerely,

                                        CLAYMORE SECURITIES, INC.


                                        By: /s/ Nicholas Dalmaso
                                           -------------------------------------
                                            Name:  Nicholas Dalmaso
                                            Title: Chief Operations Officer
                                          and General Counsel

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CONFIRMED AND ACCEPTED:

ADVENT CLAYMORE CONVERTIBLE
SECURITIES AND INCOME FUND


By:  /s/ Rodd Baxter
   -------------------------
   Name:  Rodd Baxter
   Title: Secretary